UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2022

Emerald Holding, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38076	42-1775077
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Broadway, 14th Floor
New York, New York		10005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (949) 226-5700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EEX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2022, Emerald X, Inc. (the “Borrower”), a wholly-owned subsidiary of Emerald Holding, Inc. (the “Company”), entered into a Fourth Amendment to Amended and Restated Credit Agreement (the “Amendment”), by and among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent, which amends that certain Amended and Restated Credit Agreement, dated as of May 22, 2017 (as amended from time to time, including by the Amendment the “Amended Credit Agreement”), among the Borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent. Certain terms of the Amended Credit Agreement are described below, and reference is made to the Amended Credit Agreement for complete terms and conditions.

Maturity Extension; Partial Termination

The Amendment extends the maturity of $100,375,000 of revolving commitments under the Amended Credit Agreement (the extended revolving facility, the “Extended Revolving Facility”) from November 23, 2023 to the earlier to occur of (i) May 23, 2026 and (ii) the day that is 91 days prior to the scheduled final maturity date of all outstanding term loans under the Amended Credit Agreement (the “Term Loans”) having an aggregate principal amount equal to or greater than the greater of (x) $75,000,000 and (y) 100% of the Company’s Consolidated EBITDA (calculated on a pro forma basis).

The remaining $9,625,000 of revolving commitments under the Amended Credit Agreement were terminated.

SOFR Transition

The Amended Credit Agreement also replaces the LIBOR interest rate benchmark with a Term Secured Overnight Financing Rate (“Term SOFR”) interest rate benchmark for borrowings under the Extended Revolving Facility.

Accordingly, the Amended Credit Agreement allows the Borrower to choose from the following two interest rate options for revolver borrowings:

•
Alternate Base Rate (“ABR”) loans that bear interest at a rate equal to a spread, or applicable margin, above the greatest of (i) the administrative agent’s prime rate, (ii) the Federal Funds Rate plus 50 basis points, and (iii) the one month Term SOFR plus 1.00%, or
•
Term SOFR loans that bear interest at a rate equal to a spread, or applicable margin, over Term SOFR.

The Amendment does not change the spread, or applicable margin, for revolver borrowings. The applicable margin remains 1.25% for ABR loans and 2.25% for Term SOFR loans. The applicable margin steps up by 0.25% if the Borrower’s Total First Lien Net Leverage Ratio (as defined in the Amended Credit Agreement) is greater than 2.50 to 1.00 and by an additional 0.25% if the Borrower’s Total First Lien Net Leverage Ratio is greater than 2.75 to 1.00.

The Amendment does not change the interest rate benchmarks or applicable margin for Term Loan borrowings.

Additional Amendments

In addition, the existing Amended Credit Agreement has been modified as follows:

(a)
The deletion of the condition to revolving borrowings that previously required the aggregate amount of unrestricted cash of the Borrower and its consolidated subsidiaries to be less than or equal to $40,000,000 (subject to certain exceptions and exclusions);
(b)
The deletion of a restriction on making certain dividends and distributions to stockholders in excess of the greater of (i) $40,000,000 (with amounts incurred in reliance on this clause (i) not to exceed $20,000,000 in any one fiscal year) and (ii) 35% of the cumulative amount of Consolidated EBITDA (excluding proceeds of event cancellation insurance); and
(c)
The addition of a requirement that certain dividends and distributions to stockholders will only be permitted if the Total Leverage Ratio (as defined in the Amended Credit Agreement) is equal to or less than 4:00 to 1:00.

The foregoing description of the Amendment and the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01 Other Events.

On December 21, 2022, the Borrower submitted a notice to voluntarily prepay $100,000,000 of outstanding Term Loans. The prepayment will take place on or around December 28, 2022. After giving effect to the prepayment, the Borrower will have approximately $415,000,000 in principal amount of Term Loans outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1 104

Fourth Amendment to Amended and Restated Credit Agreement, among Emerald X, Inc., the guarantors party thereto, Bank of America, N.A. and the other lenders party thereto, dated December 21, 2022.

Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMERALD HOLDING, INC.

Date:	December 22, 2022	By:	/s/ Stacey Sayetta
Stacey Sayetta General Counsel and Corporate Secretary